Exhibit (11)

Kirkpatrick & Lockhart LLP	1800 Massachusetts Avenue, NW Suite 200 Washington, DC 20036-1221 202.778.9000 202.778.9100 Fax www.kl.com

December 30, 2004

AXA Enterprise Multimanager Funds Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

You have requested our opinion, as counsel to the AXA Enterprise Multimanager Funds Trust, a Delaware statutory trust (the “Trust”), as to certain matters regarding the shares of AXA Enterprise Multimanager Technology Fund and AXA Enterprise Multimanager Core Bond Fund (the “Acquiring Funds”), each a series of the Trust, that are to be issued in connection with the reorganization of Enterprise Technology Fund and Enterprise Total Return Fund (the “Acquired Funds”), each a series of The Enterprise Group of Funds, Inc. (the “Corporation”), into the corresponding Acquiring Fund, as shown in Appendix A to this letter (each, a “Reorganization” and, collectively, the “Reorganizations”). The Reorganizations are provided for in an Agreement and Plan of Reorganization and Termination (the “Agreement”) between the Trust, on behalf of the Acquiring Funds, and the Corporation, on behalf of the Acquired Funds. The Agreement provides, with respect to each Reorganization, for the transfer of the Acquired Fund’s assets to the corresponding Acquiring Fund in exchange solely for the issuance of the number of Class A, Class B, Class C and Class Y shares of beneficial interest of the Acquiring Fund that is to be determined in the manner specified in the Agreement (the “Shares”) and the Acquiring Fund’s assumption of the stated liabilities of the Acquired Fund.

As such counsel, we have examined:

1. the registration statement on Form N-14 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission (the “SEC”) by the Trust for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “1933 Act”);

2. the form of Agreement included as an exhibit to the Registration Statement; and

3. the Amended and Restated Agreement and Declaration of Trust and the Bylaws of the Trust.

We have also examined the records of the Trust relating to the trust action that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

BOSTON • DALLAS • HARRISBURG • LOS ANGELES • MIAMI • NEWARK • NEW YORK • PITTSBURGH • SAN FRANCISCO • WASHINGTON

Kirkpatrick & Lockhart LLP

AXA Enterprise Multimanager Funds Trust

December 30, 2004

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America that, in our experience, generally are applicable to the issuance of shares by registered investment companies, and the Delaware Statutory Trust Act, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating to that Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that, with respect to each Reorganization:

1.	The Shares to be issued pursuant to the Agreement have been duly authorized for issuance by the Trust; and

2.	When such Shares have been issued and the consideration for such Shares has been paid in accordance with the Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP

SCHEDULE A

PROPOSED REORGANIZATIONS

Acquired Funds (each a series of the Corporation)	Acquiring Funds (each a series of the Trust )
Enterprise Technology Fund	AXA Enterprise Multimanager Technology Fund

Enterprise Total Return Fund	AXA Enterprise Multimanager Core Bond Fund